Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Fourth Quarter and Year End 2016 Results and Provides Operational Update

HOUSTON, TX — March 14, 2017 (BUSINESS WIRE) – Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $1,872.9 million, or $4.47 per basic and diluted share for the fourth quarter of 2016, compared to a net loss of $486.8 million, or $1.19 per basic and diluted share, for the fourth quarter of 2015. Cobalt reported a net loss of $2,343.3 million, or $5.69 per basic and diluted share, for the year ending December 31, 2016 compared to a net loss of $694.4 million, or $1.70 per basic and diluted share, for the same period in 2015. Included in the current quarter and full year results is an impairment charge of $1,691.8 million, or $4.04 and $4.11, respectively, per basic and diluted share, related to our Angolan assets.

As of December 31, 2016, cash, cash equivalents, investments and restricted cash were approximately $956.5 million. Total cash spend for 2016 was approximately $840 million, relative to Cobalt’s cash spend guidance (adjusted to consolidate both continued and discontinued operations) of approximately $855 million to $915 million in 2016.

We expect capital expenditures to be approximately $275 million in 2017, which excludes general and administrative expenses and interest expense. Capital expenditures are primarily attributable to operated activities at North Platte and non-operated activities at Shenandoah, Anchor and Heidelberg. Total 2017 cash outlays are currently expected to be between $550 million and $650 million, net revenue is expected to be approximately $50 million, leaving Cobalt with an expected cash balance at year end 2017 of approximately $350 million to $450 million excluding any Sonangol receipts or payments.

Operational Update

In the deepwater Gulf of Mexico, as announced earlier this year, Cobalt’s North Platte #4 appraisal well encountered approximately 650 feet of net oil pay, with initial results indicating high quality Inboard Lower Tertiary Wilcox reservoirs on the eastern flank of the field. Appraisal operations continue at North Platte, where Cobalt has recently completed the drilling of the North Platte #4 sidetrack well to further analyze the extent of the eastern flank. The well encountered oil and has confirmed that reservoir quality sands are present across the entirety of the eastern flank. Cobalt now plans to drill a second sidetrack to core and gather fluid samples, and expects to complete these operations in the second quarter. Reservoir characterization, fluid analysis and modeling studies are ongoing to better understand reservoir continuity, productivity and the potential resource range in order to optimize the development of the North Platte field. The current estimate of recoverable hydrocarbons at North Platte is greater than 500 Million BOE with the potential to grow larger once water contacts have been established across the entirety of the field. Cobalt, as operator, owns a 60% working interest in North Platte, and TOTAL E&P USA, Inc. owns the remaining 40% working interest.

Appraisal operations also continued at Anchor, where the Anchor #4 appraisal well was drilled to total depth and encountered approximately 800 feet of net oil pay in multiple Inboard Lower Tertiary reservoirs. Cobalt owns a 20% non-operated working interest in the Anchor discovery unit. In addition, Cobalt owns a 100% working interest in two leases on the south flank of Anchor, but outside of the Anchor unit. The Anchor reservoir extends onto these leases and reservoir simulation suggests that additional wells on these two leases are required to maximize recovery from the field. Cobalt has engaged with the operator and the Bureau of Safety and Environmental Enforcement regarding options to bring these two leases into the Anchor unit in order to optimize the development of the field.

At Shenandoah, drilling operations commenced in late 2016 on the Shenandoah #6 appraisal well on the eastern flank of the field. The well was drilled to total depth and encountered wet Wilcox sands. The well is currently being sidetracked to locate the oil-water contacts. Cobalt owns a 20% non-operated working interest in Shenandoah.

With regard to Angola, of the $1,691.8 million impairment recorded by Cobalt, $1,629.8 million was impaired in accordance with Accounting Standards Codification 932, Extractive Activities – Oil and Gas (“ASC 932”) which requires, among other things, that “sufficient progress” be made with respect to oil and natural gas projects in order to avoid the requirement to expense previously capitalized exploratory or appraisal well costs. Given Sonangol’s failure to date to grant the extensions of certain exploration and development milestones that Cobalt believes Sonangol is required to grant Cobalt under the Purchase and Sale Agreement executed in August 2015 (the “Agreement”), the procedures of ASC 932 require Cobalt to record a full impairment of its Angolan assets at this time. It is important to note that this impairment represents previously capitalized exploratory and appraisal well and other costs. The impairment is not associated with, nor is it indicative of, what Cobalt believes to be the intrinsic or fair market value of its Angolan assets. Given Sonangol’s failure to date to grant the extensions described above, on March 8, 2017, Cobalt submitted a Notice of Dispute to Sonangol under the Agreement. If Sonangol does not timely resolve this matter to Cobalt’s satisfaction, Cobalt intends to move forward with arbitration. While Cobalt will continue to fulfill its obligations as operator of Blocks 20 and 21, Cobalt does not plan to make any material investments in Angola until this matter is resolved to its satisfaction.

Timothy J. Cutt, Cobalt’s Chief Executive Officer said, “The accounting rules are mechanical and required us to impair our Angolan assets at this time. This is an accounting result and not a reflection of what we believe these assets are worth to Cobalt. While it is clear that our sale process has been negatively impacted by the uncertainty surrounding the extensions, it is also clear that Sonangol’s preference is for Cobalt to present potential buyers to Sonangol to finalize and grant the extensions. While we continue to work the sales process, we must also continue to work to protect our rights and thus have formally notified Sonangol of our dispute. We hope to resolve things amicably with Sonangol but will be ready for arbitration as well.”

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Cobalt’s fourth quarter and year end 2016 results. Hosting the call will be Timothy J. Cutt, Chief Executive Officer, and David D. Powell, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-9039, or for international callers (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921 or for international callers (412) 317-6671. The passcode for the replay is 13655277. The replay will be available until March 29, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com. A replay of the webcast will also be available for approximately 30 days following the call.

For more information about these announcements, see Cobalt’s March 2017 Investor Presentation, which will be available on Cobalt’s website at www.cobaltintl.com in the Investor Center-Publications & Presentations section.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “intend,” “could,” “expect,” “plan,” and other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt disclaims any obligation or undertaking, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:	Media Relations:
Rob Cordray	Lynne L. Hackedorn
Director, Investor Relations	Vice President, Government and Public Affairs
+1 (713) 579-9126	+1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended December 31,		For Year Ended December 31,
	2016	2015	2016	2015
	($ in thousands except per share data)
Oil, natural gas and natural gas liquids revenue	$7,768	$—	$16,805	$—
Operating costs and expenses
Seismic and exploration	21,451	12,945	58,170	61,844
Lease operating expense	2,543	—	7,574	—
Dry hole costs and impairments	1,761,444	422,428	1,967,180	462,234
Loss on amendment of contract	—	—	95,908	—
General and administrative	45,290	40,696	127,860	110,634
Accretion expense	244	99	550	99
Depreciation and amortization	7,341	278	21,983	3,881

Total operating costs and expenses	1,838,313	476,446	2,279,225	638,692

Operating loss	(1,830,545)	(476,446)	(2,262,420)	(638,692)
Other (expense) income
Other (expense) income	(6,880)	(1,077)	(2,505)	1,555
Interest income	880	1,499	4,661	6,087
Interest expense	(36,395)	(10,811)	(83,045)	(63,376)

Total other expense	(42,395)	(10,389)	(80,889)	(55,734)

Net loss	$(1,872,940)	$(486,835)	$(2,343,309)	$(694,426)

Basic and diluted loss per share	$(4.47)	$(1.19)	$(5.69)	$(1.70)

Weighted average common shares outstanding	418,840	408,564	412,080	408,535

Consolidated Balance Sheet Information:

	December 31, 2016	December 31, 2015
	($ in thousands)
Cash and cash equivalents	$613,534	$80,171
Restricted cash	2,517	58,715
Short-term investments	340,418	1,185,335
Total current assets	1,147,191	1,669,963
Oil and natural gas properties	1,078,885	2,359,033
Total assets	2,230,478	4,061,219
Total current liabilities	533,954	626,637
Total long-term liabilities	2,537,858	1,988,445
Total stockholders’ equity (441,210,817 and 408,740,182 shares issued and outstanding as of December 31, 2016 and 2015, respectively)	(841,334)	1,446,137
Total liabilities and stockholders’ equity	$2,230,478	$4,061,219

Consolidated Statement of Cash Flows Information:

	Year Ended December 31,
	2016	2015
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(165,665)	$(1,646)
Investing activities	152,830	(114,121)
Financing activities	490,000	(4,068)